Exhibit 5.2

May 9, 2025 Starwood Property Trust, Inc. 2340 Collins Avenue, Suite 700 Miami Beach, Florida 33139

Re:	Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to Starwood Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3ASR (File No. 333-287165) (the “Registration Statement”) and prospectus supplement dated May 9, 2025 (the “Prospectus Supplement”), as filed with the Securities and Exchange Commission (the “Commission”), relating to resales from time to time of up to 11,863,701 shares (collectively, the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) by the selling stockholders identified in the Prospectus Supplement (the “Selling Stockholders”), pursuant to the terms set forth in the Amended and Restated Limited Liability Company Agreement of SPT Dolphin Intermediate LLC, dated as of December 28, 2017, as amended by Amendment No. 1, dated as of November 21, 2018, and Amendment No. 2, dated as of March 6, 2019 (as amended, the “LLC Agreement”). This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement, in the form in which it was filed with the Commission under the Act;

2.	The Prospectus Supplement, in the form in which it was filed with the Commission under the Act;

3.	The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.	The LLC Agreement, certified as of the date hereof by an officer of the Company;

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

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6.	All resolutions adopted by the Board of Directors of the Company (or a duly authorized committee thereof) (the “Board”) relating to the issuance of the Shares to the Selling Stockholders, certified as of the date hereof by an officer of the Company;

7.	A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

8.	A certificate executed by an officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

4.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.	The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of Capital Stock (as defined in the Charter) contained in Article VII of the Charter.

6.	Prior to the issuance of any of the Shares to the Selling Stockholders, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

7.	The LLC Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Prospectus Supplement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

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2.	The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered as contemplated by the resolutions of the Board (or a duly authorized committee thereof) and the LLC Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ WOMBLE BOND DICKINSON (US) LLP

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